Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
PROVIDES BUSINESS AND M&A LITIGATION UPDATE

Melville, N.Y. - July 13, 2020 - Comtech Telecommunications Corp. (NASDAQ: CMTL) provided today a business update related to its fourth quarter fiscal 2020 targets and its pending lawsuit against Gilat Satellite Networks Ltd. (“Gilat”).
Business Update: Q4 Fiscal 2020 Targets
Comtech remains an essential business as defined by the U.S. government and continues to operate its business with the safety of its employees, customers, partners and suppliers in mind. Despite the reported increase of coronavirus infections around the world and ongoing travel limitations, Comtech’s business is rebounding, and Comtech expects that its fiscal 2020 fourth quarter consolidated net sales and Adjusted EBITDA will be meaningfully better than the results it achieved during the third fiscal quarter of 2020. Net income for Q4 will be impacted by $4.7M of acquisition costs and M&A legal expenses.

Commenting on the business activity experienced so far during the current quarter, Chairman and CEO Fred Kornberg stated: “Our customers appear to be adjusting to new ways of doing business and our pipeline of opportunities looks like it is growing. We are very fortunate to have a diverse customer base and a broad range of products and services, many of which - like our 911 solutions for public safety agencies and U.S. government solutions - address critical communications needs.”
Business Update: M&A Litigation Update
Comtech has amended its complaint in the pending lawsuit against Gilat, adding to the complaint a request for a declaratory judgment that Gilat has suffered a Material Adverse Effect (as defined in the Merger Agreement). The amended complaint alleges that this is due in significant part (but not entirely) to the enormous damage the COVID-19 pandemic has done to the airline industry - an industry upon which Gilat is disproportionately dependent compared to its peers and other companies in the industries in which it competes. As a result, the amended complaint alleges that Comtech is not required to close on the acquisition of Gilat.

The amended complaint retains Comtech’s earlier request for a declaratory judgment that certain actions, including unilaterally interfering in Comtech’s application for Russian regulatory approval and/or disposing of and/or restructuring Gilat’s business operations in Russia, if taken by Gilat, would breach Gilat’s obligations under the Merger Agreement.

Comtech believes that it remains in compliance with all of its obligations under the merger agreement with Gilat. Further, without waiver of its rights as set forth in the Amended Complaint, unless and until its merger agreement with Gilat is terminated, Comtech intends to continue to comply fully with its obligations under the merger agreement, including all obligations with respect to seeking Russian regulatory approval.
About Comtech
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.
Additional Information and Where to Find It
This press release includes information relating to a pending business combination involving Comtech and Gilat. This document does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote or approval nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the pending business combination involving Comtech and Gilat, a Registration Statement on Form S-4 (File No. 333-236840) has been filed with and declared effective by the SEC. This document is not a substitute for the prospectus/proxy statement included in the Registration Statement or any other document that Comtech or Gilat may file with the SEC in connection with the proposed transaction. Investors and security holders of Comtech and Gilat are urged to read the definitive proxy statement/final prospectus contained in the Registration Statement and any other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the pending transaction.

You may obtain copies of all documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and security holders will be able to obtain a free copy of the proxy statement/prospectus (when they become available) and other documents filed with the SEC by Comtech on Comtech’s Investor Relations page on Comtech’s web site at www.comtechtel.com or by writing to Comtech, Investor Relations, (for documents filed with the SEC by Comtech), or by Gilat on Gilat’s Investor Relations page on Gilat’s web site at www.Gilat.com or by writing to Gilat, Investor Relations, (for documents filed with the SEC by Gilat).
Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
###

Media Contact:
Michael D. Porcelain, President and Chief Operating Officer
631-962-7000
info@comtechtel.com